Term sheet No. 1370AQ
To underlying supplement No. 1 dated September 2009,
product supplement AQ dated September 29, 2009,
prospectus dated September 29, 2009 and
prospectus supplement dated September 29, 2009
Registration Statement No. 333-162195 Dated November 9, 2011; Rule 433

Deutsche Bank AG, London Branch
$           Bonus Barrier Securities Linked to the iShares ® MSCI Emerging Markets Index Fund due November 14*, 2014
General
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The Bonus Barrier Securities (the “securities”) are designed for investors who seek a return at maturity linked to the performance of the iShares® MSCI Emerging Markets Index Fund (the “Fund”). The securities do not pay coupons or dividends and investors should be willing to lose up to 100% of their initial investment if the Ending Fund Level is less than the Lower Barrier on the Final Valuation Date. If the Ending Fund Level is not less than the Lower Barrier on the Final Valuation Date, investors will be entitled to receive a return on their investment equal to the greater of (i) the Bonus of 30.00% and (ii) the Fund Return multiplied by the Participation Rate, up to the Maximum Return of between 51.75% and 63.00% (to be determined on the Trade Date). Any Payment at Maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing November 14*, 2014.
•	Denominations of $1,000 (the “Face Amount“) and minimum investments of $1,000.
•	The securities are expected to price on or about November 9*, 2011 (the “Trade Date”) and are expected to settle on or about November 14*, 2011 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Fund:	iShares® MSCI Emerging Markets Index Fund (Ticker: EEM UP)
Barrier Event:	A Barrier Event occurs if, on the Final Valuation Date, the Ending Fund Level is less than the Lower Barrier.
Lower Barrier:	80.00% of the Initial Fund Level
Payment at Maturity:
At maturity, you will be entitled to receive a cash payment, per $1,000 Face Amount of securities, of $1,000 plus the Additional Amount, which may be positive, negative or zero. Any Payment at Maturity is subject to the credit of the Issuer.

Additional Amount:
An amount in cash paid at maturity, per $1,000 Face Amount of securities, which may be positive, zero or negative, calculated as follows:
If a Barrier Event has not occurred:
$1,000 x the greater of (i) the Bonus and (ii) the Fund Return x the Participation Rate, subject to the Maximum Return
If a Barrier Event has occurred:
$1,000 x the Fund Return

Bonus:	30.00%
Underlying Cap:	34.50% to 42.00% (to be determined on the Trade Date)
Participation Rate:	150.00%
Maximum Return:	51.75% to 63.00% (equal to the Participation Rate multiplied by the Underlying Cap)
Fund Return:	The Fund Return will be calculated as follows:
Ending Fund Level – Initial Fund Level
Initial Fund Level
Initial Fund Level:	The Closing Price of the Fund on the Trade Date
Ending Fund Level:	The Closing Price of the Fund on the Final Valuation Date
Closing Price:	The closing price of one share of the Fund on the relevant date of calculation, multiplied by the then-current Share Adjustment Factor applicable to the Fund
Share Adjustment Factor:	Initially 1.0, subject to adjustment for certain actions affecting the Fund. See “Description of Securities – Anti-dilution Adjustments for Funds” in the accompanying product supplement
Trade Date:	November 9*, 2011
Settlement Date:	November 14*, 2011
Final Valuation Date†:	November 11*, 2014
Maturity Date†:	November 14*, 2014
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	2515A1 EL 1/ US2515A1EL18
* Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated term of the securities remains the same.
†Subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 9 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Max. Discounts and Commissions (1)	Min. Proceeds to Us
Per security	$1,000.00	$	$
Total	$	$	$
(1) For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet. The securities will be sold with varying underwriting discounts and commissions in an amount not to exceed $1.00 per $1,000.00 Face Amount of securities.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities
November 9, 2011

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

You should read this term sheet together with underlying supplement No. 1 dated September 29, 2009, product supplement AQ dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Underlying supplement No. 1 dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200168/d424b21.pdf

Product supplement AQ dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509201347/d424b21.pdf

Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the product supplement, prospectus supplement, prospectus and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

What is the Payment at Maturity on the Securities Assuming a Range of Performance for the Fund?

The following table illustrates a range of the hypothetical Payments at Maturity on the securities. The hypothetical returns set forth in the table below assume a hypothetical Initial Fund Level of $42.00, a Lower Barrier of $33.60, equal to 80.00% of the hypothetical Initial Fund Level, an Underlying Cap of 38.25%, a Bonus of 30.00% and a Maximum Return of 57.375%. The actual Initial Fund Level, Lower Barrier, Underlying Cap and Maximum Return will be determined on the Trade Date. The actual return on the securities will be based on whether or not a Barrier Event occurs and on the Fund Return, both of which will be based on the performance of the Fund. The hypothetical returns set forth below are for illustrative purposes only and are not the actual payment returns applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Ending Fund Level ($)	Fund Return (%)	Additional Amount at Maturity ($)	Payment at Maturity ($)
$84.00	100.00%	$573.75	$1,573.75
$79.80	90.00%	$573.75	$1,573.75
$75.60	80.00%	$573.75	$1,573.75
$71.40	70.00%	$573.75	$1,573.75
$67.20	60.00%	$573.75	$1,573.75
$63.00	50.00%	$573.75	$1,573.75
$58.80	40.00%	$573.75	$1,573.75
$58.07	38.25%	$573.75	$1,573.75
$54.60	30.00%	$450.00	$1,450.00
$52.50	25.00%	$375.00	$1,375.00
$50.40	20.00%	$300.00	$1,300.00
$46.20	10.00%	$300.00	$1,300.00
$44.10	5.00%	$300.00	$1,300.00
$42.00	0.00%	$300.00	$1,300.00
$37.80	-10.00%	$300.00	$1,300.00
$35.70	-15.00%	$300.00	$1,300.00
$33.60	-20.00%	$300.00	$1,300.00
$29.40	-30.00%	-$300.00	$700.00
$25.20	-40.00%	-$400.00	$600.00
$21.00	-50.00%	-$500.00	$500.00
$16.80	-60.00%	-$600.00	$400.00
$12.60	-70.00%	-$700.00	$300.00
$8.40	-80.00%	-$800.00	$200.00
$4.20	-90.00%	-$900.00	$100.00
$0.00	-100.00%	-$1,000.00	$0.00

The following hypothetical examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The Closing Price increases 10.00% from the Initial Fund Level of $42.00 to an Ending Fund Level of $46.20. Because the Fund Return of 10.00% multiplied by the Participation Rate is less than the Bonus of 30.00%, the investor receives a Payment at Maturity of $1,300.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x Bonus) =

$1,000 + ($1,000 x 30.00%) = $1,300.00

Example 2: The Closing Price decreases 20.00% from the Initial Fund Level of $42.00 to an Ending Fund Level of $33.60. Because the Ending Fund Level of $33.60 is not less than the Lower Barrier, a Barrier Event has not occurred, and the investor receives a Payment at Maturity of $1,300.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x Bonus) =

$1,000 + ($1,000 x 30.00%) = $1,300.00

Example 3: The Closing Price decreases 30.00% from the Initial Fund Level of $42.00 to an Ending Fund Level of $29.40. Because the Ending Fund Level of $29.40 is less than the Lower Barrier, a Barrier Event has occurred and because the Fund Return is -30.00%, the investor receives a Payment at Maturity of $700.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x Fund Return) =

$1,000 + ($1,000 x -30.00%) = $700.00

Example 4: The Closing Price increases 40.00% from the Initial Fund Level of $42.00 to an Ending Fund Level of $58.80. Because the Fund Return of 40.00% multiplied by the Participation Rate is greater than the Underlying Cap of 38.25%, the investor receives a Payment at Maturity of $1,573.50 per $1,000 Face Amount of securities, the maximum payment on the securities, calculated as follows:

$1,000 + ($1,000 x Maximum Return) =

$1,000 + ($1,000 x 57.375%) = $1,573.75

Example 5: The Closing Price increases 25.00% from the Initial Fund Level of $42.00 to an Ending Fund Level of $52.50. Because the Fund Return of 25.00% multiplied by the Participation Rate is greater than the Bonus of 30.00%, but less than the Underlying Cap of 38.25%, the investor receives a Payment at Maturity of $1,375.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x Fund Return x Participation Rate) =

$1,000 + ($1,000 x 25.00% x 150.00%) = $1,375.00

Selected Purchase Considerations

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APPRECIATION POTENTIAL IS LIMITED — The securities are linked to the performance of the Fund, and, if a Barrier Event does not occur, the securities provide the opportunity to receive the greater of the Bonus of 30.00% and the Fund Return multiplied by the Participation Rate of 150.00%, subject to the Maximum Return of between 51.75% and 63.00% (to be determined on the Trade Date). Because your maximum possible return on the securities is limited, you will not participate in any further appreciation of the Fund, which may be significant. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE PERFORMANCE OF THE ISHARES® MSCI EMERGING MARKETS INDEX FUND — The return on the securities, which may be positive, zero or negative, is linked to the performance of the iShares® MSCI Emerging Markets Index Fund.

The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund. The iShares® MSCI Emerging Markets Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index (the “Index”). The Index is designed to measure equity market performance in the global emerging markets. The iShares® MSCI Emerging Markets Index Fund trades on the NYSE under the ticker symbol “EEM UP.” It is possible that the Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in the Fund, the fees and expenses of the Fund or due to other circumstances. This section is only a summary of the iShares® MSCI Emerging Markets Index Fund. For more information on the iShares® MSCI Emerging Markets Index Fund, including information concerning calculation methodology and adjustment policy, please see the section entitled “iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement No. 1 dated September 29, 2009.

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TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange. Subject to the potential application of the “constructive ownership” regime discussed below, your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities (e.g., treating a Barrier Event as a “deemed” exchange), the tax consequences of ownership and disposition of the securities might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this term sheet and the accompanying product supplement.

Even if the treatment of the securities as prepaid financial contracts is respected, the securities could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” (which, although the matter is unclear, may equal the amount of long-term capital gain you would have recognized if on the issue date you had invested the face amount of your securities in shares of the Fund and sold those shares for their fair market value on the date your securities are sold, exchanged, or retired). Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Legislation enacted in 2010 requires certain individuals who hold “debt or equity interests” in any foreign financial institution such as us that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns unless a regulatory exemption is provided. If you are an individual, you should consult your tax adviser regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments, the potential application of the “constructive ownership” regime and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Fund or any of the component stocks of the Fund. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your investment. An investment in the securities is exposed to the performance of the Fund. The return on the securities at maturity is based on whether or not a Barrier Event occurs and whether, and the extent to which, the Fund Return is positive or negative. If a Barrier Event occurs, your investment will be fully exposed to the decline in the Closing Price of the Fund, and you will lose a significant portion or all of your investment in the securities. The payment of any amount at maturity is subject to our ability to meet our obligations as they become due.

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THE RETURN ON THE SECURITIES IS LIMITED — If a Barrier Event does not occur, the securities provide the opportunity to receive the greater of the Bonus of 30.00% and the Fund Return multiplied by the Participation Rate of 150.00%, subject to the Maximum Return of between 51.75% and 63.00% (to be determined on the Trade Date). Because your maximum possible return on the securities is limited, you will not participate in any further appreciation of the Fund, which may be significant.

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THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the securities.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates may hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Fund and make it less likely that you will receive a return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Fund on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Fund. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the securities.

•	THE SECURITIES DO NOT PAY COUPONS – Unlike ordinary debt securities, the securities do not pay coupons and do not guarantee any return of the initial investment at maturity.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks held by the Fund would have.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the Payment at Maturity described in this term sheet is based on the full Face Amount of your securities, the Issue Price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Deutsche Bank AG (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG (or its affiliates) may offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE PRICE OF THE FUND TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Fund to which the securities are linked.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these roles, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — In addition to the price of the Fund shares, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	whether the Ending Fund Level is less than the Lower Barrier on the Final Valuation Date

•	the expected volatility of the Fund;

•	the time remaining to maturity of the securities;

•	the dividend rate on the common stocks held by the Fund;

•	interest rates and yields in the market generally;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Fund. See “Description of Securities – Anti-Dilution Adjustments for Funds” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected.

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FLUCTUATION OF NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market prices of the Fund shares may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the Fund may differ from its NAV per share; the Fund may trade at, above or below its NAV per share.

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ADJUSTMENTS TO THE FUND OR TO THE UNDERLYING INDEX COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES — Blackrock Fund Advisors (“BFA”) is the investment advisor to the Fund, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the Index. The stocks included in the Index are selected by MSCI Inc. (“MSCI”). The Index is calculated and published by MSCI. MSCI can add, delete or substitute the stocks underlying the Index, which could change the value of the Index. Pursuant to its investment strategy or otherwise, BFA may add, delete, or substitute the stocks composing the Fund. Any of these actions could cause or contribute to large movements in the prices of the component stocks held by the Fund, which could adversely affect the Closing Price of the Fund shares and cause the Ending Fund Level to be less than the Lower Barrier, in which case your investment will be fully exposed to any decline in the Ending Fund Level as compared to the Initial Fund Level.

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THE FUND AND THE INDEX ARE DIFFERENT — The performance of the Fund may not exactly replicate the performance of the Index because the Fund will reflect transaction costs and fees that are not included in the calculation of the Index. It is also possible that the Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Fund or due to other circumstances. BFA may invest up to 10% of the Fund’s assets in futures contracts, options on futures contracts, other types of options, and swaps related to the Index as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates. The Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Index and in managing cash flows.

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CURRENCY EXCHANGE RISK — Because the Fund invests in stocks denominated in foreign currencies, changes in currency exchange rates may negatively impact such exchanged traded funds’ returns. The values of the foreign currencies may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns to the Fund and have an adverse impact on the value of your securities.

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NON-U.S. SECURITIES MARKETS RISKS — The Fund includes constituent stocks that are issued by non-U.S. companies in non-U.S. securities markets. An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross-shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission (the “SEC”), and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

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EMERGING MARKETS COUNTRIES OFTEN SUFFER FROM POLITICAL AND ECONOMIC INSTABILITY — The value of the securities is subject to the political and economic risks of emerging market countries by linking to the performance of the Fund. The stocks held by the Fund include companies that are located in emerging market countries and whose securities trade on the exchanges of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market nation. Political or economic instability could have an adverse effect on the value and payment at maturity of your securities.

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THERE IS NO AFFILIATION BETWEEN THE FUND AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE FUND — We are not affiliated with the Fund or the issuers of the component securities held by the Fund or underlying the Index replicated by the Fund. However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the component securities held by the Fund or underlying the Index. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the component securities held by the Fund or the component stocks underlying the Index or any of the issuers of the component securities held by the Fund or underlying the Index. You, as an investor in the securities, should make your own investigation into the component securities held by the Fund or underlying the Index and the issuers of the component securities held by the Fund or underlying the Index. Neither the Fund nor any of the issuers of the component securities held by the Fund or underlying the Index is involved in this offering of your securities in any way and none of them has any obligation of any sort with respect to your securities. Neither the Fund nor any of the issuers of the component securities held by the Fund or underlying the Index has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your securities.

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PAST PERFORMANCE OF THE FUND, THE INDEX OR OF THE COMPONENT SECURITIES HELD BY THE FUND IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Fund, the Index or of the component securities held by the Fund over the term of the securities may bear little relation to the historical prices of the Fund or the component securities held by the Fund, and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Fund, the Index or the component securities held by the Fund.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR —There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the securities (e.g., treating a Barrier Event as a “deemed” exchange), the tax consequences of ownership and disposition of the securities might be affected materially and adversely.

Even if the treatment of the Securities as prepaid financial contracts is respected, the Securities could be treated as "constructive ownership transactions." In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the Securities would be recharacterized as ordinary income to the extent such gain exceeded the "net underlying long-term capital gain," and an interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period you held the Securities.

As described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graphs set forth the historical performances of the iShares® MSCI Emerging Markets Index Fund from November 7, 2006 through November 7, 2011. The Closing Price of the Fund shares on November 7, 2011 was 41.54. We obtained the Closing Prices of the Fund shares below from Bloomberg, and we have not participated in the preparation of, or verified, such information.

The historical prices of the Fund shares should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the Fund on the Final Valuation Date. We cannot give you assurance that the performance of the Fund will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, may pay custodial fees of up to 0.10% or $1.00 per $1,000 Face Amount of securities to certain other broker-dealers. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

DBSI, the agent for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.